                                                                   EXHIBIT 10.21




                            ASSET PURCHASE AGREEMENT




                                  BY AND AMONG




                      THE BASKETBALL CLUB OF SEATTLE, LLC,




                            THE ACKERLEY GROUP, INC.,



                         AND CERTAIN OF ITS SUBSIDIARIES





                          DATED AS OF JANUARY 11, 2001

                                TABLE OF CONTENTS


                                                                                                      PAGE
                                                                                                      ----
ARTICLE I PURCHASE AND SALE OF ASSETS...........................................................        1

        1.1    PURCHASE AND SALE OF ASSETS; THE BUSINESSES......................................        1
        1.2    ASSUMPTION OF OBLIGATIONS........................................................        4
        1.3    CONSIDERATION FOR PURCHASED ASSETS...............................................        5
        1.4    SALES AND USE TAXES..............................................................        6
        1.5    CLOSING..........................................................................        6
        1.6    NONTRANSFERABLE ASSETS...........................................................        7
        1.7    TAKING OF NECESSARY ACTION, FURTHER ACTION.......................................        8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS............................................        8

        2.1    ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.................................        9
        2.2    AUTHORIZATION....................................................................        9
        2.3    NO CONFLICTS.....................................................................        9
        2.4    CONSENTS.........................................................................        9
        2.5    FINANCIAL STATEMENTS.............................................................       10
        2.6    UNDISCLOSED LIABILITIES..........................................................       10
        2.7    EVENTS SUBSEQUENT TO MOST RECENT FISCAL PERIOD END...............................       11
        2.8    COMPLIANCE.......................................................................       12
        2.9    TAX MATTERS......................................................................       12
        2.10   TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT...       14
        2.11   INTELLECTUAL PROPERTY............................................................       14
        2.12   CONTRACTS........................................................................       17
        2.13   POWER OF ATTORNEY................................................................       18
        2.14   [INTENTIONALLY OMMITTED].........................................................       18
        2.15   LITIGATION.......................................................................       18
        2.16   RESTRICTIONS ON BUSINESS ACTIVITIES..............................................       19
        2.17   AIRCRAFT.........................................................................       19
        2.18   EMPLOYEES........................................................................       19
        2.19   EMPLOYEE MATTERS AND BENEFIT PLANS...............................................       19
        2.20   ENVIRONMENT, HEALTH, AND SAFETY..................................................       24
        2.21   NO ADVERSE DEVELOPMENTS..........................................................       26
        2.22   FEES.............................................................................       26
        2.23   COMPLETE COPIES OF MATERIALS.....................................................       26
        2.24   BOARD APPROVAL...................................................................       26
        2.25   FULL DISCLOSURE..................................................................       27
        2.26   LICENSES AND AUTHORIZATIONS......................................................       27
        2.27   AFFILIATE TRANSACTIONS...........................................................       27

ARTICLE III REPRESENTATION AND WARRANTIES OF BUYER..............................................       27

        3.1    ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.................................       28
        3.2    AUTHORIZATION....................................................................       28
        3.3    NO CONFLICTS.....................................................................       28
        3.4    CONSENTS.........................................................................       28
        3.5    BROKERS' FEES....................................................................       29
        3.6    FUNDING..........................................................................       29
        3.7    BUYER'S INFORMATION ABOUT THE BUSINESS...........................................       29

ARTICLE IV PRE-CLOSING COVENANTS................................................................       29

        4.1    OPERATION OF BUSINESSES..........................................................       29
        4.2    ACCESS TO INFORMATION............................................................       31
        4.3    NOTICE OF DEVELOPMENTS...........................................................       31
        4.4    NO SOLICITATION..................................................................       31
        4.5    REGULATORY FILINGS...............................................................       32
        4.6    ASSOCIATION APPROVALS............................................................       32
        4.7    REASONABLE EFFORTS...............................................................       32
        4.8    NOTICES AND CONSENTS.............................................................       33

ARTICLE V OTHER AGREEMENTS AND COVENANTS........................................................       33

        5.1    CONFIDENTIALITY..................................................................       33
        5.2    ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES......................................       33
        5.3    COLLECTION OF SELLERS' RECEIVABLES...............................................       33
        5.4    RETAINED EMPLOYEES; BENEFITS.....................................................       34
        5.5    NONCOMPETITION...................................................................       36
        5.6    EXTENSION........................................................................       36
        5.7    INJUNCTIVE RELIEF................................................................       36
        5.8    LIMITATIONS......................................................................       37
        5.9    REASONABLE COOPERATION OF SELLER.................................................       37
        5.10   PRACTICE FACILITY SIGNATURE......................................................       37

ARTICLE VI CONDITIONS TO THE CLOSING............................................................       37

        6.1    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE........................................       37
        6.2    CONDITIONS TO SELLERS' OBLIGATIONS...............................................       39

ARTICLE VII INDEMNIFICATION.....................................................................       40

        7.1    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................................       40
        7.2    INDEMNIFICATION BY SELLER........................................................       41
        7.3    INDEMNIFICATION BY BUYER.........................................................       41
        7.4    INDEMNIFICATION PROCEDURES.......................................................       42

ARTICLE VIII TERMINATION........................................................................       43

        8.1    TERMINATION OF THE AGREEMENT.....................................................       43
        8.2    EFFECT OF TERMINATION............................................................       44

ARTICLE IX MISCELLANEOUS........................................................................       44

        9.1    PRESS RELEASES AND PUBLIC ANNOUNCEMENTS..........................................       44
        9.2    NO THIRD-PARTY BENEFICIARIES.....................................................       45
        9.3    ENTIRE AGREEMENTS AND MODIFICATION...............................................       45
        9.4    AMENDMENT........................................................................       45
        9.5    WAIVERS..........................................................................       45
        9.6    SPECIFIC PERFORMANCE.............................................................       45
        9.7    SUCCESSORS AND ASSIGNS...........................................................       45
        9.8    COUNTERPARTS.....................................................................       46
        9.9    HEADINGS.........................................................................       46
        9.10   NOTICES..........................................................................       46
        9.11   GOVERNING LAW....................................................................       47
        9.12   ARBITRATION......................................................................       47
        9.13   SEVERABILITY.....................................................................       48
        9.14   EXPENSES.........................................................................       48
        9.15   CONSTRUCTION.....................................................................       48
        9.16   SELLER DISCLOSURE LETTER.........................................................       48
        9.17   ATTORNEYS' FEES..................................................................       48
        9.18   FURTHER ASSURANCES...............................................................       49
        9.19   TIME OF ESSENCE..................................................................       49

                                    EXHIBITS


Exhibit A                Affidavit of Funding
Exhibit B-1              Form of Seller Non-Competition Agreement
Exhibit B-2              List of Persons signing Non-Competition Agreements
Exhibit C                Form of Seller Counsel Legal Opinion
Exhibit D                Transition Services Agreement
Exhibit E                Sublease Agreement for 351 Elliott Avenue and First Addendum
                         to Sublease

                                    SCHEDULES

Schedule 1.1             Purchased Assets Schedule
Schedule 1.3(b)          Prorations, Payment and Adjustments Schedule
Schedule 5.3             Sellers' Receivables
Schedule 6.1(f)          Necessary Consents
Schedule 6.1(s)          Liens to be Released

                             INDEX OF DEFINED TERMS


TERM                                  PAGE DEFINED
----                                  ------------
Acquisition Proposal.......................32
Affidavit of Funding.......................29
Affiliate..............................11, 19
Affiliates.................................11
Agreement...................................1
Aircraft....................................1
Aircraft Exclusion Elections................3
Aircraft Purchase Agreement................39
Ancillary Agreements........................9
Association Approvals......................10
Associations.............................3, 4
Assumed Contracts...........................2
Assumed Leases..............................2
Assumed Liabilities.........................4
Assumed Obligations.........................4
Basket Amount..............................41
Business Facility..........................24
Businesses..................................1
Buyer.......................................1
Buyer Disclosure Letter....................27
Buyer Indemnified Persons..................41
Cash Consideration..........................5
Closing.....................................6
Closing Date.............................4, 6
COBRA......................................19
Code........................................5
Collective Bargaining Agreement............12
Contract...................................11
Copyrights.................................15
Delayed Prorations..........................5
Disposal Site..............................24
DOL........................................20
Employee...................................20
Employment Agreement.......................20
Environmental Laws.........................24
Environmental Permit.......................25
ERISA......................................20
Excluded Assets.............................3
Excluded Contracts..........................4
Excluded Liabilities........................4
FICA.......................................13
Financial Schedules........................10
FMLA.......................................20
FUTA.......................................13
GAAP........................................5
Governmental Authority.....................24
Governmental Entity.........................9
Hazardous Material.........................24
Hazardous Materials Activity...............25
HSR Act....................................10
Intellectual Property......................11
Intellectual Property Rights...............15
IRS........................................20
Liabilities.................................4
Liens.......................................1
Loss.......................................41
Losses.....................................41
Most Recent Balance Sheet..................10
Most Recent Statement of Operations........10
Multiemployer Plan.........................20
NBA.........................................3
Parties.....................................1
Party.......................................1
Patents....................................15
Permits....................................27
Permitted Liens............................14
Practice Facility..........................37
PTO........................................15
Purchase Price..............................5
Purchased Assets.........................2, 3
Restricted Period..........................36
Seller......................................1
Seller Disclosure Letter....................8
Seller Employee Plan.......................19
Seller Indemnified Persons.................41
Seller Intellectual Property...............11
Seller Registered Intellectual
     Property Rights ......................15
Sellers.....................................1
Tax........................................12


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

Tax Returns................................13
Taxes......................................12
Teams.......................................1
Technology.................................14
Title IV Plan..............................20
Trademarks.................................15
Transfer Taxes..............................6
WNBA........................................3

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of January 11, 2001, by and among The Basketball Club of Seattle, LLC, a Washington limited liability company ("BUYER"), The Ackerley Group, Inc., a Delaware corporation ("ACKERLEY"), Ackerley Media Group, Inc. (formerly AK
Media Group, Inc.), a Washington corporation ("MEDIA"), SSI, Inc., a Washington corporation ("SSI"), and T.C. Aviation, Inc., an Oregon corporation ("Aviation"). Ackerley, Media, SSI and Aviation are sometimes referred to herein collectively as the "SELLERS," and each individually as a "SELLER." Buyer and Sellers are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

        A. Ackerley is a corporation engaged in multiple businesses that directly, and through its subsidiaries Media, SSI and Aviation, owns certain assets related to (1) the business of managing and operating a professional men's basketball team and a professional women's basketball team under franchises granted by the National Basketball Association and the Women's National Basketball Association, respectively, (2) certain sports-related merchandising, advertising and media businesses and (3) certain other businesses.

        B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, on the terms and subject to the conditions set forth herein, those assets of Sellers described herein related to such professional sports teams, other sports-related businesses and additional businesses, and Sellers desire Buyer to assume certain of Sellers' obligations under certain specified agreements that are included among the purchased assets, which Buyer would agree to assume on the terms and subject to the conditions set forth herein.

        C. The Boards of Directors of each of Buyer and each Seller believes it is in the best interests of its respective organization and owners that the transactions contemplated hereby be consummated and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

        D. Buyer and Sellers desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

        1.1 PURCHASE AND SALE OF ASSETS; THE BUSINESSES. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 1.5(a) hereof), Buyer (and with respect to the Aircraft (as defined below), Buyer's nominee Fastbreak Aviation Inc., an Oregon corporation) shall purchase from Sellers, and Sellers shall irrevocably sell, convey, transfer, assign and deliver to Buyer, the Purchased Assets (as defined in Section 1.1(b) hereof), free and clear of all liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS"), except as expressly provided herein. Notwithstanding the foregoing, at Buyer's request and expense, in lieu of transferring some of the Transferred Assets to Buyer directly as aforesaid, Sellers shall (a) transfer such Purchased Assets as Buyer may request into one or more newly formed entities (specifically and exclusively for this purpose) that are wholly-owned by one or more Sellers, and (b) irrevocably sell, convey, transfer, assign and deliver to Buyer 100% of the equity of such entities, free and clear of all liens.

               (a) Definition of Businesses of Sellers. As used herein, the "BUSINESSES" shall mean the following operations and businesses of Sellers:

                      (i) The operations of the Full House Sports and Entertainment Group Division of Ackerley;

                      (ii) The operations of Media, specifically including operations of the Seattle SuperSonics men's professional basketball team and the Seattle Storm women's professional basketball team (collectively, the "TEAMS");

                      (iii) The operations relating to use and operation of the Seattle SuperSonics Boeing 727 aircraft (the "AIRCRAFT");

                      (iv) The operations of certain additional sports-related media businesses, not including radio stations, as identified in contracts assumed by Buyer pursuant to this Agreement, including but not limited to the Contract for Professional Services, dated as of December 14, 1999, between the City of Tacoma and Full House Sports and Entertainment, Inc.;

                      (v) The operation of concessions in the Key Arena and the sale and marketing of sports merchandise as currently conducted by any of the Sellers;

                      (vi) The Sellers' interests in the operations of joint ventures, partnerships, and other business entities, if any, related to or associated with the Teams; and

                      (vii) All other operations related to or associated with the professional sports franchises not separately listed above.

               (b) Definition of Purchased Assets. For all purposes of and under this Agreement, the term "PURCHASED ASSETS" shall mean, refer to and include all of Sellers' right, title and interest in and to all tangible and intangible assets, properties and rights which are used in, held for use in, intended to be used in, necessary to or primarily relating to the Businesses, including, without limitation, the following categorical listing of assets, subject to the prorations described in Section 1.3(b), but specifically excluding the Excluded Assets (as defined in Section 1.1(c) hereof):

                      (i) all real property, and any leaseholds, sub-leaseholds, licenses and occupancy agreements therein (the "ASSUMED LEASES"), buildings, structures, improvements, fixtures, furnishings and other fittings thereon, and easements, rights-of-way, and other appurtenances thereto used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses, as described in Section (b)(i) of SCHEDULE 1.1 hereto;

                      (ii) all tangible personal property (whether or not located on Sellers' premises), including, without limitation, all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, telephone, telecommunications, networking and Internet equipment and infrastructure, office materials and supplies, inventories of any kind or nature, raw materials and supplies, manufactured and purchased goods, and all goods in process and finished goods used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses, as described in Section (b)(ii) of SCHEDULE 1.1 hereto;

                      (iii) all books, records (other than records relating to Taxes (as defined in Section 2.9)), ledgers, files, documents, correspondence, customer, supplier, advertiser, circulation and other lists (including subscribers), invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses, as described in Section (b)(iii) of
SCHEDULE 1.1 hereto;

                      (iv) all Technology and Intellectual Property Rights (each as defined in Section 2.11), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable laws of all jurisdictions, in each case used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses, as described in Section (iv) of SCHEDULE 1.1 hereto;

                      (v) all rights under the contracts, indentures, mortgages, instruments, Liens, licenses, guaranties or other agreements of Sellers set forth in Section (b)(v) of SCHEDULE 1.1 hereto (the "ASSUMED CONTRACTS");

                      (vi) all rights under all permits (as defined in Section 2.10), authorizations, orders, registrations, certificates, variances, approvals, consents and franchises or any pending applications of Sellers used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses, as described on Section (b)(vi) of SCHEDULE 1.1 hereto;

                      (vii) all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or character which have arisen from the operation of the Businesses or primarily relating to any of the Businesses, as described in Section (b)(vii) of SCHEDULE 1.1 hereto;

                      (viii) all assignable insurance policies, if any, including any such insurance policies through the National Basketball Association and the Womens National Basketball Association (the "NBA" and "WNBA," respectively, and the "ASSOCIATIONS," collectively); as described in Section (viii) of SCHEDULE 1.1 hereto,;

                      (ix) all insurance proceeds and rights thereto derived from any loss, damage or destruction of or to any of the other Purchased Assets, but only to the extent not utilized prior to the Closing to repair or replace the lost, damaged or destroyed items, as described in Section (a)(ix) of
SCHEDULE 1.1 hereto; and

                      (x) the goodwill associated with the Businesses.

        Notwithstanding the foregoing, Buyer may in its sole discretion elect (the "AIRCRAFT EXCLUSION ELECTION" ) to exclude from the Purchased Assets the Aircraft and any Purchased Assets related to the operation of the Aircraft; provided that any such election shall be made by written notice to Sellers within fourteen (14) days following the date hereof. In consideration of the option granted to Buyer to exclude the Aircraft from the Purchased Assets, Buyer shall pay Seller upon termination of the Aircraft Use Agreement a non-refundable payment in an amount to be mutually agreed upon by Buyer and Sellers.

               (c) Definition of Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 1.1 or elsewhere in this Agreement, the term "PURCHASED ASSETS" shall not mean, refer to or include the following (collectively, the "EXCLUDED ASSETS"):

                      (i) all cash, cash equivalents or similar type investments of Sellers, such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks, and unearned insurance premiums and security deposits, excluding, however, (A) such cash, cash equivalents, or investments, if any, as are left in accounts at Closing for the benefit of Buyer in connection with and as a result of Closing prorations pursuant to Section 1.3(b); and (B) insurance proceeds to the extent such insurance proceeds have not been utilized prior to closing in the manner contemplated in Section 1.1(b)(ix);

                      (ii) all accounts receivable of Sellers accrued prior to the Closing Date listed on Schedule 5.3 hereto;

                      (iii) all supplies and items of tangible property consumed or disposed of in the ordinary course of the Businesses and consistent with prior practice between the date of this Agreement and the Closing Date;

                      (iv) all rights of Sellers to enforce (A) the obligations of Buyer to pay, perform or discharge the Assumed Obligations (as defined in Section 1.2(b)), and (B) all other obligations of Buyer under or in connection with, as well as all other rights of Sellers, under or in connection with, this Agreement;

                      (v) any and all rights necessary to defend against any and all debts, liabilities and obligations retained by Sellers, including, but not limited to, rights of setoff which Sellers may have with respect to any of such debts, liabilities and obligations;

                      (vi) any and all claims or causes of action against third parties to the extent the same may have accrued in favor of Sellers prior to the Closing Date or which may have arisen or may arise out of any one or more events, conditions or circumstances prior to the Closing Date;

                      (vii) all rights and obligations under the contracts, indentures, mortgages, instruments, Liens, licenses, guaranties or other agreements of Sellers set forth in Section (c)(vii) of SCHEDULE 1.1 hereto (the "EXCLUDED CONTRACTS");

                      (viii) revenue and expense items prorated in favor of the Sellers pursuant to Section 1.3(b), to the extent so prorated; and

                      (ix) all assets set forth on Section (c)(viii) of SCHEDULE
1.1 hereto.

        1.2 ASSUMPTION OF OBLIGATIONS.

               (a) Assumed Obligations. Effective as of the Closing Date (as such term is defined in Section 1.5(a) below), Buyer hereby agrees to assume, pay, perform, discharge and otherwise satisfy promptly when due, only the following liabilities and obligations of the Sellers (the "ASSUMED OBLIGATIONS"):

                      (i) Subject to the prorations provided for in Section 1.3(b), the liabilities and obligations which arise on or after the Closing Date pursuant to the terms of the Assumed Contracts and the Assumed Leases;

                      (ii) Subject to the prorations provided for in Section 1.3(b), the liabilities and obligations which arise on or after the Closing as a result of Buyer's operation of the Businesses and ownership of the Purchased Assets on and following the Closing, including without limitation liabilities and obligations arising as a result of the application of the [CONSTITUTION AND BYLAWS] of the Associations.

               (b) Except as specifically provided in Section 1.2(a) of this Agreement, Buyer shall not assume any debts, liabilities, Taxes or obligations of any of the Sellers, and all debts, liabilities, Taxes and obligations of the Sellers not so assumed are herein referred to as the "EXCLUDED LIABILITIES".

        1.3 CONSIDERATION FOR PURCHASED ASSETS.

               (a) Consideration. On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Purchased Assets by Sellers to Buyer and for the noncompetition covenant in Section 5.5, at the Closing, (i) Buyer shall deliver to Sellers by wire transfer of immediately available funds the amount of US $200 million plus the estimated balance due Seller or minus the estimated balance due Buyer, as applicable, as calculated as of the Closing and noted on SCHEDULE 1.3(b) hereto (the "CASH CONSIDERATION") and (ii) Buyer shall assume all of the Assumed Obligations pursuant to Section 1.2 hereof (the Cash Consideration and such assumption, collectively, the "PURCHASE PRICE").

               (b) Certain Closing and Post-Closing Prorations, Payments and Adjustments. All items listed on the Schedule of Prorations, SCHEDULE 1.3(b) hereto, and such other items as the Parties shall agree upon, shall be prorated between Buyer and the Seller, according to generally accepted accounting principles ("GAAP") applied on a consistent basis with the Financial Schedules except as otherwise set forth in SCHEDULE 1.3(b), as of Midnight on the day immediately preceding the Closing Date, and the net amount resulting from the foregoing in favor of Buyer or the Sellers, as the case may be, shall then be paid to Buyer or the Sellers, as the case may be at the Closing. If all the apportionments set forth above are not accomplished at the Closing ("DELAYED PRORATIONS"), then, as soon as practicable thereafter and no less often than on a quarterly basis, representatives of the Sellers and Buyer shall examine all appropriate books and records in order to make the determination of said apportionments. Payments in respect thereof shall be made within ten (10) days after each such determination, provided that if payments with respect to real or personal property taxes are based in whole or in part on the previous year's taxes, there shall be a later adjustment to reflect the current year's taxes when the bills are finally rendered.

               (c) Prorations and Adjustments Disputes. In the event of any dispute between the parties as to prorations or adjustments under this Section 1.3(b) the amounts not in dispute shall nonetheless be paid and adjusted for at the Closing (or, in the case of Delayed Prorations, as soon as practicable after a determination of such proration may be made) and such disputes shall be subject to arbitration pursuant to Section 9.12 hereof.

               (d) Allocation of Purchase Price. The Purchase Price shall be allocated in its entirety among the Businesses and to the Purchased Assets and the noncompetition covenant in Section 5.5 as determined by Buyer within one hundred eighty (180) days after Closing (the "ALLOCATION"); provided, further that Buyer shall provide Sellers a written copy of the Allocation; whereupon Sellers shall have ten (10) days to provide written comments or recommendations with respect thereto and Buyer shall consider in good faith all such comments and recommendations. After consideration of Sellers' comments and recommendations, and within ten (10) days of receipt thereof, Buyer shall prepare a final Allocation which shall be provided to Sellers. Sellers and Buyer shall comply with the applicable information reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE") and the Treasury regulations promulgated thereunder and shall file all information and Tax returns (and any amendments thereto) in a manner consistent with the final Allocation. If, contrary to the intent of the parties hereto as expressed in this Section 1.3(e), any taxing authority makes or proposes an allocation different from that determined in accordance with the terms of this Section 1.3(e), Sellers and Buyer shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation), provided, however, that after consultation with the party adversely affected by such allocation (or proposed allocation), another party hereto may file such protective claims or returns as may reasonably be required to protect its interests.

        1.4 SALES AND USE TAXES. Buyer shall bear and pay any and all sales and use taxes provided for in Revised Code of Washington Chapter 82.08 arising out of the transfer of the Purchased Assets to Buyer pursuant hereto (the "BUYER TRANSFER TAXES"). To the extent permitted by applicable law, Sellers shall cooperate fully with Buyer in minimizing such Buyer Transfer Taxes. To the extent any Tax authority provides notice of an audit of the Buyer Transfer Taxes, Buyer shall promptly assume responsibility for such audit and shall bear and pay when due any additional Buyer Transfer Taxes (plus interest and penalties determined to be due thereon). Seller shall bear and pay any and all transfer taxes and similar taxes arising out of the transfer of real property to Buyer pursuant hereto.

        1.5 CLOSING.

               (a) Closing Place, Time and Date. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 5300 Carillon Point, Kirkland, WA 98033, at 10:00 a.m. on the later of (i) February 15, 2001 or (ii) the date which is five (5) business days following the satisfaction or, if permitted pursuant to the terms of Article VI hereof, waiver of the conditions to Closing set forth in Article VI hereof, or at such other place and such other time and/or date as the parties hereto shall mutually agree (the actual date on which the Closing shall occur being referred to herein as the "CLOSING DATE").

               (b) Closing Deliveries.

                      (i) At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following, dated as of the Closing Date and executed for and on behalf of Buyer by a duly authorized officer thereof:

                           (1) the Cash Consideration;

                           (2) one or more instruments of assignment and
assumption, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel; and

                           (3) any and all other instruments, certificates and
agreements contemplated by Article VI hereof or as Sellers may reasonably request in order to effectively make

Buyer responsible for all Assumed Obligations pursuant hereto to the fullest extent permitted by applicable law.

                      (ii) At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following, dated as of the Closing Date and executed for and on behalf of Sellers by a duly authorized officer thereof:

                           (1) a bill of sale, in customary form and substance
reasonably satisfactory to Buyer and Sellers and their respective counsel;

                           (2) one or more instruments of assumption, in
customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel;

                           (3) an instrument of assignment of copyrights and
trademarks, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel;

                           (4) an instrument of transfer of the lease of the
Aircraft, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel; and

                           (5) any and all other instruments, certificates and
agreements contemplated by Article VI hereof or as Buyer may reasonably request in order to effectively transfer to Buyer all of the Purchased Assets pursuant hereto to the fullest extent permitted by applicable law.

               (c) Closing. The effective date of the transfer of the Purchased Assets from Sellers to Buyer pursuant hereto shall be 12:01 a.m. of the Closing Date. From and after the Closing, the Businesses of Sellers shall be conducted by Buyer and the Purchased Assets shall by held for the account and benefit, and at the risk, of Buyer.

        1.6 NONTRANSFERABLE ASSETS. To the extent that any Purchased Asset or Assumed Obligation to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed Obligations pursuant hereto, Sellers and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations of such Purchased Assets and Assumed Obligations in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller, at Buyer's expense, would enforce for the benefit of Buyer, with Buyer assuming all of Seller's obligations thereunder, any and all rights of Sellers against a third party thereto. From and after the Closing, Sellers shall promptly pay to Buyer when received all monies received by Sellers under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset hereunder, and Buyer shall promptly pay, perform and discharge when due all Assumed Obligations; and Buyer shall indemnify and hold Sellers harmless from any Claims associated with any such Purchased Asset, Assumed Obligation or such arrangement. The failure of Sellers to obtain any third party consent hereunder shall not affect the Purchase Price if the Closing shall occur.

        1.7 TAKING OF NECESSARY ACTION, FURTHER ACTION. From time to time after the Closing Date, at the request of either Party hereto and at the expense of such Party, the Parties hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as may be reasonably necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto. The Sellers hereby constitute and appoint Buyer and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Sellers but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive any and all of the assets, properties, rights and businesses hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Sellers or otherwise, for the benefit of the Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which is proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the Purchased Assets which the Buyer or its successors or assigns reasonably deem desirable.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Sellers to Buyer (the "SELLER DISCLOSURE LETTER"), Sellers hereby jointly and severally represent and warrant to Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing ); provided, that the representations and warranties made as of a specified date will be true and correct as of such date. The Seller Disclosure Letter may be supplemented by Sellers in writing after the date hereof and prior to the Closing Date (a "Seller Disclosure Supplement") only with respect to matters that have occurred during such period; provided, that any such Seller Disclosure Supplement is delivered to Buyer at least 5 days prior to the Closing Date and Sellers provide to Buyer any information regarding such disclosed matters as Buyer may request and which is in Sellers' possession or known to Sellers; and provided further, that no Seller Disclosure Supplement shall be effective with respect to Section 6.1(a).

        2.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of its respective state of incorporation. Each of the Sellers is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a material adverse effect on Sellers. Each of the Sellers has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

        2.2 AUTHORIZATION. Each of the Sellers has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "ANCILLARY AGREEMENTS") to which each of them is a party, and, subject to receipt of requisite approval of its stockholders, to consummate the transactions contemplated hereunder and to perform its respective obligations hereunder and thereunder and no other proceedings on the part of any of the Sellers are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which any of the Sellers is a party. This Agreement and the Ancillary Agreements to which any of the Sellers is a party and the transactions contemplated hereby and thereby have been approved by Sellers' Boards of Directors. This Agreement and the Ancillary Agreements to which any of the Sellers is a party constitute the valid and legally binding obligations of the Sellers that are parties hereto and thereto, enforceable against such Sellers in accordance with their respective terms and conditions.

        2.3 NO CONFLICTS. Neither the execution and the delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any foreign, United States, state, local or municipal government, governmental agency, or court ("GOVERNMENTAL ENTITY") to which any of the Sellers is subject, (B) violate or conflict with any provision of the CERTIFICATE OF INCORPORATION or bylaws of any of the Sellers, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which any of the Sellers is a party or by which any of them is bound or to which any of their assets are subject (or result in the imposition of any Lien upon any of their respective assets). Sellers have not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any person could claim a right to acquire in any way all or part of, or any interest in, any of the Businesses or the Purchased Assets, other than any which might arise in the ordinary course of the business as a result of a sale or agreement to sell the Businesses' products or services.

        2.4 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with any of the Sellers, is required by or with respect to any of the Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as are required under applicable rules and regulations of the NBA or the WNBA ("ASSOCIATION APPROVALS") which are set forth in Section 2.4 to the Seller Disclosure Letter, and (ii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

        2.5 FINANCIAL STATEMENTS. Section 2.5 of Seller Disclosure Letter contains the following financial schedules (collectively the "FINANCIAL SCHEDULES"): unaudited balance sheet as of September 30, 2000 and the unaudited statements of revenue and operating expenses for the fiscal years ended September 30, 1999 and 2000 for the Businesses and an unaudited balance sheet as of November 30, 2000 (the "MOST RECENT BALANCE SHEET") and an unaudited statement of revenue and operating expenses for the two months ended November 30, 2000 (the "MOST RECENT STATEMENT OF OPERATIONS"). The Financial Schedules exclude a statement of cash flow and any footnote disclosures. The Financial Schedules also exclude certain non-cash expenses such as depreciation and amortization expense and other expenses such as interest expense and income tax expense. Additionally, the balance sheets exclude the following:

                1. Assets and long-term indebtedness for the Seattle Supersonic team airplane.

                2. Capital lease obligation for certain assets located in Key Arena.

                3.      Any income tax assets or liabilities.

        Subsequent to the preparation of the Most Recent Financial Schedules, the following items came to our attention and will be reflected in the December 31, 2000 Financial Schedules for the Businesses:

                1. A performance settlement pertaining to a sponsorship contract. This additional expense and liability is estimated to be $200,000.

                2. Additional compensation expense pertaining to a player's guaranteed employment contract. This player is no longer associated with the Seattle Supersonics. This additional expense is estimated to be $800,000.

        The Financial Schedules, except for the items noted above, have been prepared in accordance with GAAP in all material respects and on a consistent basis. The Most Recent Financial Schedules are subject to normal year-end adjustments. Except as noted above, the Financial Schedules reflect, as of the dates shown thereon, all items of income and expenses, and all assets, liabilities and accruals of the Businesses required to be reflected therein.

        2.6 UNDISCLOSED LIABILITIES. To Seller's knowledge, Sellers have no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) relating to the

Businesses or the Purchased Assets, except for those which individually or in the aggregate (i) are reflected on the Most Recent Balance Sheet or (ii) have arisen after the Most Recent Fiscal Period End in the ordinary course of business.

        2.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL PERIOD END. Subject to
Section 3.7, since the Most Recent Fiscal Period End, there has not been any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of the Businesses. Without limiting the generality of the foregoing, since that date:

               (a) None of the Sellers has sold, leased, transferred, or assigned any assets or properties, tangible or intangible, used in or relating to the Businesses outside the ordinary course of business;

               (b) None of the Sellers has entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "CONTRACT") or extended or modified the terms of any Contract which relates to or involves any of the Businesses or the Purchased Assets and which (i) involves the payment of greater than $50,000 per annum or which extends for more than one
(1) year, (ii) involves any payment or obligation to any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with any Seller ("AFFILIATE," collectively "AFFILIATES") other than in the ordinary course of business, (iii) involves the sale of any asset with a sale price of more than $50,000, or (iv) involves any license of any Seller Intellectual Property;

               (c) no party (including any of the Sellers) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license relating to any of the Businesses or the Purchased Assets and none of the Sellers has modified, canceled or waived or settled any debts or claims held by them, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value, whether or not in the ordinary course of business;

               (d) none of the Purchased Assets has become subject to any Lien;

               (e) Sellers have not made any capital expenditures relating to any of the Businesses or the Purchased Assets except in the ordinary course of business and not exceeding $50,000 in the aggregate of all such capital expenditures;

               (f) None of the Sellers has granted any license or sublicense of any rights under or with respect to any of the Purchased Assets;

               (g) None of the Sellers has experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the Purchased Assets or any other property relating to the Businesses in excess of $50,000 in the aggregate of all such damage, destruction and losses;

               (h) None of the Sellers has entered into any employment contract which is not terminable at will without significant penalty or severance payment or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement which relates to the Businesses or their employees;

               (i) None of the Sellers has granted any increase in the base compensation or other benefits (including, without limitation, severance benefits) of any of the employees of the Businesses, except in the ordinary course of business;

               (j) None of the Sellers has suffered any significant adverse change or any threat of any significant adverse change in its relations with, or any loss or threat of loss of, any of the major customers, distributors, partners or suppliers of any of the Businesses;

               (k) None of the Sellers has received notice and does not have knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character relating to any of the Businesses;

               (l) None of the Sellers has changed any of the accounting principles followed by it or the method of applying such principles with respect to any of the Businesses;

               (m) None of the Sellers has entered into any transaction relating to any of the Businesses or the Purchased Assets other than in the ordinary course of business; and

               (n) None of the Sellers has become obligated to do any of the foregoing.

        2.8 COMPLIANCE. To Sellers knowledge, Sellers are in material compliance with all applicable (a) laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Entities; (b) rules and regulations of the Associations relating to or affecting the Businesses or the Purchased Assets; and (c) terms of the 1999 NBA Collective Bargaining Agreement (the "COLLECTIVE BARGAINING AGREEMENT"). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the knowledge of Sellers, is threatened against any of the Sellers or their employees or agents by any Governmental Entity or Association alleging any failure to so comply. Sellers have all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Businesses as they are presently conducted. There are no fines or other penalties imposed by either of the Associations against either Team or any of the Sellers, nor is there any reason to anticipate any such fines or penalties.

        2.9 TAX MATTERS. For purposes of this Agreement, (i) "TAX" or, collectively, "TAXES", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (a) Sellers have timely filed all information statements, estimates, reports, returns and other documents with respect to any Taxes ("TAX RETURNS") with respect to the Businesses or the Purchased Assets. All such Tax Returns were correct and complete in all material respects and all Taxes owed by Sellers (whether or not shown on any Tax Return) with respect to the Businesses or the Purchased Assets were paid in full when due or are being contested in good faith.

               (b) Sellers have withheld with respect to their employees employed in the Businesses and any independent contractors providing services to or for the benefit of the Businesses all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA"), and other Taxes required to be withheld.

               (c) There is no dispute, claim or proposed adjustment concerning any Tax liability of Sellers attributable to the Businesses or the Purchased Assets either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. With respect to the Businesses or the Purchased Assets, Sellers are not a party to nor have they been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor do Sellers have any reason to believe that any such notice will be received in the future.

               (d) There are no Liens upon any of the Purchased Assets relating to or attributable to Taxes, except for Permitted Liens (as defined in Section 2.10(b)). Sellers have no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien upon any property or assets of Sellers.

               (e) None of the assets of Sellers are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (f) None of the Assumed Obligations is an obligation to make a payment that will not be deductible under Section 280G of the Code.

               (g) Sellers shall prepare and file on a timely basis all Tax Returns relating to the Businesses or the Purchased Assets with respect to all periods through and including the Closing Date and shall pay or cause to be paid when due all Taxes relating to the Businesses and the Purchased Assets for such periods, including any interest, additions to tax or penalties thereon together with interest on such additions to tax or penalties.

               (h) If, subsequent to the Closing Date, any liability for Taxes relating to the Businesses or the Purchased Assets is asserted against Buyer or the Purchased Assets with respect to any period or portion of any period ending on or before the Closing Date, Sellers shall indemnify and hold Buyer harmless from and against, and shall pay the full amount of such Tax liability, including any interest, additions to tax and penalties thereon, together with interest on such additions to tax or penalties (as well as reasonable attorney's or other fees and disbursements of Buyer incurred in determination thereof or in connection therewith). Sellers shall, at their sole expense and in their reasonable discretion, either settle any Tax claim that may be the subject of indemnification under this Section 2.9 at such time and on such terms as it shall deem appropriate or assume the entire defense thereof.

        2.10 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

               (a) Sellers own no real property, which is or has been used in or relates or has related to the operation of any of the Businesses. All current leases (or other real property licenses or occupancy agreements of Sellers, all such being referred to herein as "leases") are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of any of the Sellers and, to the knowledge of Sellers, on the part of any other party thereto.

               (b) Sellers have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in the Businesses, free and clear of any Liens, except (i) liens for taxes not yet due and payable, (ii) mechanics', workmens', landlords' and other statutory liens (or other liens arising by operation of law) incurred in the ordinary course of business for amounts not in default, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value in any material respect or interfere with the present use of the property subject thereto or affected thereby (such exceptions, "PERMITTED LIENs").

               (c) Each item of equipment with a value of $5,000 or more owned or leased by Sellers and used in or held for use in the Businesses is (i) adequate for the conduct of the Businesses as currently conducted, and (ii) in adequate operating condition, subject to normal wear and tear taking into account the age thereof.

               (d) The Purchased Assets listed in Sections (b)(i)-(b)(x) of
SCHEDULE 1.1 constitute all of the assets and rights used in or reasonably necessary to the operation of the Businesses as currently conducted.

        2.11 INTELLECTUAL PROPERTY.

               (a) Definitions

                      (i) "TECHNOLOGY" means all of the following: (1) works of authorship; (2) inventions and discoveries (whether or not patentable), (3) proprietary and confidential information, including trade secrets and know-how; (4) databases, data compilations, data collections, and technical data; (5) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, and domain names; (6) and all instantiations of the foregoing in any form and embodied in any media.

                      (ii) "INTELLECTUAL PROPERTY RIGHTS" means all of the following: (1) United States, foreign, and international patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part thereof, ("PATENTS"); (2) trade secrets and other rights in know-how and confidential or proprietary information; (3) copyrights, copyrights registrations and applications therefor ("COPYRIGHTS"); (4) rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); (6) personality rights, publicity rights, moral rights, and "droit moral"; and (5) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                      (iii) "SELLER INTELLECTUAL PROPERTY" means Technology and Intellectual Property Rights including the Seller Registered Intellectual Property Rights (as defined below) that are owned by any of the Sellers and which are used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses.

                      (iv) "REGISTERED INTELLECTUAL PROPERTY RIGHTS" means all United States, international, and foreign: (1) Patents, including applications therefor; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (3) Copyrights registrations and applications to register Copyrights; and (4) any other Technology that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time.

               (b) Section 2.11(b) of the Seller Disclosure Letter lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Sellers which are used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses (the "SELLER REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Seller Registered Intellectual Property Rights or Seller Intellectual Property.

               (c) Each item of Seller Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.

               (d) In each case in which the Sellers have acquired any Technology or Intellectual Property Right from any person which is used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses, the Sellers have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Sellers. In accordance with applicable laws and regulations, the Sellers have recorded each such assignment of a Registered Intellectual Property Right assigned to the Sellers with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

               (e) The Sellers have no knowledge of any facts or circumstances that would render any Seller Intellectual Property invalid or unenforceable. Without limiting the foregoing, Sellers know of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Seller Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Seller Registered Intellectual Property Right. Sellers have not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

               (f) Each item of Seller Intellectual Property is free and clear of any Liens. The Sellers are the exclusive owner of all Seller Intellectual Property.

               (g) The Sellers have taken all steps that are reasonably required to protect the Sellers' rights in confidential information and trade secrets of the Sellers or provided by any other person to the Sellers. Without limiting the foregoing, the Sellers have, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 2.11(h) of the Seller Disclosure Letter, and all current and former employees, consultants and contractors of the Sellers have executed such an agreement.

               (h) The Sellers have not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Seller Intellectual Property, to any other person.

               (i) Except as set forth on Section 2.11(j) of the Seller Disclosure Letter, no person who has licensed Technology or Intellectual Property Rights to the Sellers which are used in, held for use in, intended to be used in, necessary to or primarily relating to any of the Businesses has ownership rights or license rights to improvements made by the Sellers in such Technology or Intellectual Property Rights.

               (j) To Sellers' knowledge, the operation of the Businesses as they currently are conducted or are contemplated to be conducted by the Sellers do not and will not when conducted by

Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Sellers have not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Sellers infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor do the Sellers have knowledge of any basis therefor).

               (k) To the Seller's knowledge, no person is infringing or misappropriating any Seller Intellectual Property Right.

               (l) No Seller Intellectual Property or service of the Sellers is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Sellers or may affect the validity, use or enforceability of such Seller Intellectual Property.

               (m) No (i) product, technology, service or publication of the Sellers, (ii) material published or distributed by the Sellers, or (iii) conduct or statement of the Sellers, in each case which relates to any of the Businesses, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

               (n) All Seller Intellectual Property will be fully transferable, alienable, or licensable by Buyer without restriction and without payment of any kind to any third party.

               (o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any contracts or agreements to which any Sellers is a party, will result in (i) Buyer's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) Buyer's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or
(iii) Buyer's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer prior to the Closing.

        2.12 CONTRACTS. (a) To Sellers' knowledge, Section 2.12(a) of Seller Disclosure Letter lists the following written or oral contracts, agreements, commitments and other arrangements under which any of Sellers is obligated or by which any of Sellers or any of their assets is bound which relates to any of the Businesses or the Purchased Assets:

               (i) each contract, agreement, commitment and other arrangement which is an Assumed Contract or an Assumed Lease and which involves either (A) aggregate annual payments of more than $20,000, (B) aggregate annual nonmonetary obligations valued at more than $20,000, or (C) material nonmonetary obligations or restrictions that are not terminable by Buyer after the Closing on less than 30 days notice without penalty; and

               (ii) each contract, agreement, commitment and other arrangement pursuant to which any Seller has granted any right or interest in any Purchased Asset

        (b) Sellers have made available to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 2.12(a) of Seller Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2.12(a) of Seller Disclosure Letter of which Sellers are aware. With respect to each such agreement: (A) the agreement, with respect to Sellers and, to Sellers' knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Sellers nor, to Sellers' knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) to Sellers' knowledge, there is no dispute regarding the scope of such agreement or performance under such agreement; and (D) Sellers have not received notice that any party has repudiated any provision of the agreement. Except as set forth on Section 2.3 of the Seller Disclosure Letter, Sellers have obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any such agreement as are required thereunder in connection with the transactions contemplated by this Agreement or to remain in effect without modification after the Closing. Except as set forth on Section 2.3 of the Seller Disclosure Letter, following the Closing, Buyer will be permitted to exercise all of Sellers' rights under the Assumed Contracts and the Assumed Leases to the same extent Sellers would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Sellers would otherwise be required to pay. Any agreement relating to the Businesses that is between any Seller and other Seller or Affiliate of a Seller has material terms that are not materially more or less favorable to the Businesses than terms that would have been obtained as a result of "arms length" bargaining between unrelated parties.

        (c) Section 2.12(c) of the Seller Disclosure Letter contains a list of each contract between any Seller and any Team player.

        (d) To Seller's knowledge, no contract between any Seller and any Team player breaches any term or condition of the Collective Bargaining Agreement.

        2.13 POWER OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Sellers relating to the Businesses or the Purchased Assets.

        2.14 [INTENTIONALLY OMMITTED]

        2.15 LITIGATION. Section 2.15 of Seller Disclosure Letter sets forth each instance in which any of the Sellers (or any of their assets) (i) is subject to any outstanding injunction, judgment, judicial or arbitrator's decision order, decree, ruling, or charge relating to the Businesses or the Purchased Assets or (ii) is or has been, or, to the knowledge of Sellers, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, appeal or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating to any of the Businesses or the Purchased Assets that, if determined adversely to Sellers, could reasonably be anticipated to have a material adverse effect on the Businesses or the Purchased Assets. To the knowledge of Sellers, there are no facts or circumstances that would form the reasonable basis of any claim against Sellers relating to the Businesses or the Purchased Assets.

        2.16 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in Section
2.16 of the Disclosure Letter, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which any Seller is a party or which is otherwise binding upon any Seller which has the effect of prohibiting or restricting the operation of the Businesses. Without limiting the foregoing, no Seller has entered into any agreement under which any of the Sellers is restricted from operating any of the Businesses with respect to any customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

        2.17 AIRCRAFT. Sellers have provided to Buyer all documentation relating to Sellers' lease and operation of the Aircraft, and any appraisal or other documentation regarding the value of the Aircraft.

        2.18 EMPLOYEES. No executive, key employee, or significant group of employees has advised any executive officer of a Seller that he, she or they plan to terminate employment with a Seller during the next 12 months. No Seller is a party to or bound by any collective bargaining agreement, except for the Collective Bargaining Agreement, nor has any Seller experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute, except the strike/lockout between the NBA and the Players' Association ended prior to the 1999-2000 NBA Season. To Seller's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Sellers.

        2.19 EMPLOYEE MATTERS AND BENEFIT PLANS.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.19(a)(i) below (which definition shall apply only to this Section 2.19), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "AFFILIATE" of a Seller shall mean any corporation, partnership, limited liability company, sole proprietorship, trade, business, organization or other person or entity that together with a Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

                      (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                      (iii) "SELLER EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or ever has been maintained, contributed to, or required to be contributed to, by any Seller or Affiliate, or with respect to which any Seller or Affiliate has or may have any liability or obligation, for the benefit of any Employee;

                      (iv) "DOL" shall mean the United States Department of
Labor;

                      (v) "EMPLOYEE" shall mean any current or former or retired employee, consultant or director of any Seller or Affiliate who is employed by or performs services for any of the Businesses;

                      (vi) "EMPLOYMENT AGREEMENT" shall mean each management, employment, severance, release, consulting, personal service, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between any Seller or Affiliate and any Employee;

                      (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                      (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Seller Employee Plan that has been adopted or maintained by the Seller or any Affiliate, whether informally or formally, or with respect to which the Seller or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                      (x) "IRS" shall mean the Internal Revenue Service;

                      (xi) "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code;

                      (xii) "TITLE IV PLAN" shall mean each Seller Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is covered by Title IV of ERISA.

               (b) Disclosure Letter. Section 2.19(b) contains an accurate and complete list of all Seller Employee Plans and all Employment Agreements. There has been no amendment, interpretation or other announcement (written or oral) by any Seller, Affiliate or other person relating to, or change in participation or coverage under, any Seller Employee Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Seller Employee Plan (or Seller Employee Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Schedules. Sellers do not have any plan or commitment to establish, adopt or enter into any additional Seller Employee Plan or Employment Agreement, or to modify any existing Seller Employee Plan or Employment Agreement.

               (c) Documents. Sellers have provided (or will provide no later than immediately following execution of this Agreement) to Buyer correct and complete copies of: (i) all documents embodying each Seller Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Seller Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Seller Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Employee Plan; (iv) if a Seller Employee Plan is funded, the most recent annual and periodic accounting of such Seller Employee Plan assets; (v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Seller Employee Plan;
(vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Seller Employee Plan and any proposed Seller Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Seller; (viii) all correspondence to or from any governmental agency relating to any Seller Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Seller Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Seller Employee Plan.

               (d) Employee Plan Compliance. Except as set forth on Section 2.19(d), (i) each Seller and each Affiliate has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Seller Employee Plan, and each Seller Employee Plan has been established, maintained, operated, administered and funded at all times and in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Seller Employee Plan; (iii) no Seller, Affiliate or fiduciary has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law with respect to any Seller Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against, or with respect to, any Seller Employee Plan or against the assets of any Seller Employee Plan; (v) each Seller Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued at any time at or after the Closing, without material liability to Buyer, any Seller or any of their Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of any Seller or Affiliate, threatened by the IRS or DOL with respect to any Seller Employee Plan; and (vii) no Seller or Affiliate has incurred, and there exists no condition or set of circumstances in connection with which Buyer, any Seller or any Affiliate could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to any Seller Employee Plan.

               (e) Qualification. Each Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is, and at all times since inception has been, exempt from taxation under
Section 501(a) of the Code. Each such Seller Employee Plan either (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Seller Employee Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, or (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS. No fact exists or is reasonably expected by any Seller or Affiliate to arise, that could adversely affect the qualification or exemption of any such Seller Employee Plan or its related trust.

               (f) Pension Plan. Except for the National Basketball Association Players' Pension Plan and the National Basketball Association Pension Plan for Coaches, Assistant Coaches and Trainers, no Seller or Affiliate has ever maintained, sponsored, participated in or contributed to (or been obligated to contribute to) any Multiemployer Plan, any multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code), any employee benefit plan, fund, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any multiple employer welfare arrangements (as defined under Section 3(40) of ERISA). The PBGC has not instituted proceedings, and has not notified any Seller or Affiliate or Title IV Plan sponsored, maintained or contributed to by Sellers or Affiliates at any time during the last seven (7) years that it intends to institute proceedings to terminate such Title IV Plan. Each Seller and each Affiliate has timely made all contributions that each of them has been required to make by operation of law or by contract to each Multiemployer Plan in which any of them participates (or to which any of them is obligated to contribute). No Seller or Affiliate has incurred within the last seven (7) years, or reasonably expects to incur, a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan, and the consummation or the transactions contemplated by this Agreement or any related agreement will not result in a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, by any Seller or Affiliate from any Multiemployer Plan. Were all of the Sellers and Affiliates to completely withdraw, within the meaning of Section 4203 of ERISA, from all Multiemployer Plans in which any of them participates (or to which any of them contributes or is obligated to contribute) on the Closing Date, their collective withdrawal liability under Subtitle E of Title IV of ERISA to the Sellers' knowledge would not exceed $3.5 million as of the date hereof. There has been no decline in contributions by any Seller or Affiliate to any Multiemployer Plan that, if continued, could result in a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, from such Multiemployer Plan in the future. To the knowledge of each of the Sellers and Affiliates, no Multiemployer Plan in which any Seller or Affiliate participates (or to which any Seller or Affiliate makes or is obligated to make contributions) is in reorganization status, within the meaning of Section 4241 of ERISA, or insolvent, within the meaning of Section 4245 of ERISA. No Seller or Affiliate has been notified by any Multiemployer Plan that such plan intends to terminate or has been terminated under Section 4041A of ERISA.

               (g) No Post-Employment Obligations. Except as set forth in
Section 2.19(g), no Seller Employee Plan provides, or reflects or represents any liability to provide any welfare benefits (within the meaning of Section 3(1) of ERISA), including without limitation, health benefits to (or with respect to) any person for any reason, except as may be required by COBRA or other applicable statute, and Sellers have never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with any welfare benefits following termination of employment, except to the extent required by statute.

               (h) Health Care Compliance. No Seller or Affiliate has, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction.

                      (i) Except as set forth on Section 2.19(i) of the Seller Disclosure Letter or as required by Section 5.4 hereof, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                      (ii) Except as set forth on Section 2.19(i) of the Seller Disclosure Letter, no payment or benefit which will or may be made by Sellers or their Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

               (j) Employment Matters. Seller: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Sellers under any worker's compensation policy or long-term disability policy.

               (k) Labor. No work stoppage or labor strike against Sellers is pending, threatened or reasonably anticipated. Sellers do not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labor, employment, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Sellers. Neither Sellers nor any of their subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.19(k), Sellers are not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by any of the Sellers.

               (l) International Employee Plan. Sellers do not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

        2.20 ENVIRONMENT, HEALTH, AND SAFETY. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

               (a) Definitions:

                      (i) "HAZARDOUS MATERIAL" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                      (ii) "GOVERNMENTAL AUTHORITY" is any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject matter of this Agreement, any Business Facility of any Seller.

                      (iii) "BUSINESS FACILITY" is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by any Seller in connection with the operation of any of the Businesses.

                      (iv) "DISPOSAL SITE" is a landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

                      (v) "ENVIRONMENTAL LAWS" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

                      (vi) "HAZARDOUS MATERIALS ACTIVITY" is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                      (vii) "ENVIRONMENTAL PERMIT" is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by any Seller.

               (b) Condition of Property. As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject any Seller to liability, to the knowledge of Sellers, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by any Seller or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by any Seller. Except as set forth in Section 2.20(b) of Seller Disclosure Letter, to Seller's knowledge there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by any Seller or as a consequence of the acts of any Seller or its agents.

               (c) Hazardous Materials Activities. To Sellers' knowledge, Sellers have conducted all Hazardous Material Activities relating to any of the Businesses in compliance in all material respects with all applicable Environmental Laws. Except as set forth in Section 2.20(c) of Seller Disclosure Letter, to Seller's knowledge the Hazardous Materials Activities of Sellers prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

               (d) Permits. Section 2.20(d) of Seller Disclosure Letter accurately describes all of the Environmental Permits currently held by Sellers and relating to any of the Businesses and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of any Seller relating to any of the Businesses as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. Sellers have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To Sellers' knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which any Seller is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing at no cost to Buyer.

               (e) Environmental Litigation. Except as set forth in Section 2.20(e) of Seller Disclosure Letter, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of Sellers' knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of any Seller relating to any of the Businesses, or any Business Facility.

               (f) Offsite Hazardous Material Disposal. Sellers have directly transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 2.20(f) of Seller Disclosure Letter; and no action, proceeding, liability or claim is pending or, to Seller's knowledge, is threatened against any Disposal Site or against any Seller with respect to any transfer or release of Hazardous Materials relating to any of the Businesses to a Disposal Site which could reasonably be expected to subject any Seller to liability.

               (g) Environmental Liabilities. Sellers are not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a material adverse effect on Sellers.

               (h) Reports and Records. Sellers have delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in Sellers' possession concerning the Hazardous Materials Activities of Sellers relating to its business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of Sellers. Sellers have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

        2.21 NO ADVERSE DEVELOPMENTS. There is no development (exclusive of general economic factors affecting business or Sellers' industry in general) or, to Sellers' knowledge, threatened development affecting Sellers (or affecting customers, suppliers, employees, and other Persons which have relationships with Sellers) that (i) is having or is reasonably likely to have a material adverse effect on any of the Businesses or the Purchased Assets, or (ii) would prevent Buyer from conducting the Businesses following the Closing in the manner in which it was conducted by Sellers prior to the Closing.

        2.22 FEES. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

        2.23 COMPLETE COPIES OF MATERIALS. Sellers have delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel.

        2.24 BOARD APPROVAL. The Board of Directors of each of the Sellers has
(i) approved this Agreement and the transactions contemplated hereby, and (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of the respective Sellers and is on terms that are fair to such stockholders.

        2.25 FULL DISCLOSURE. No representation or warranty in this Article II or in any document delivered by Sellers or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Buyer pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. Sellers have delivered to Buyer true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in Seller Disclosure Letter.

        2.26 LICENSES AND AUTHORIZATIONS. Section 2.26 of the Seller Disclosure Letter lists all licenses, permits, registrations and approvals necessary to operate the Purchased Assets (the "PERMITS"). Sellers are in compliance with the terms of the Permits. Sellers are not aware of any fact or event which constitutes a violation of any Permit. Sellers have not received written notice that any Governmental Entity issuing any Permit intends to cancel, terminate, modify, or amend any Permit. All such Permits are in full force and effect.

        2.27 AFFILIATE TRANSACTIONS. Except as set forth on Section 2.27 of the Seller Disclosure Letter, no officer, director, Affiliate or stockholder of any of the Sellers (nor, to the Sellers' knowledge, any family member, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that any of the Businesses furnish or sell, or propose to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, any of the Businesses, any goods or services or (iii) a beneficial interest in any contract or agreement that is included in the Purchased Assets or that involves the Businesses; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.27.

                                   ARTICLE III

                     REPRESENTATION AND WARRANTIES OF BUYER

        Subject to such exceptions as are specifically disclosed in the disclosure letter supplied by the Buyer to Sellers (the "BUYER DISCLOSURE LETTER"), Buyer hereby represents and warrants to Sellers that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date. The Buyer Disclosure Letter may be supplemented by Buyer in writing after the date hereof and prior to the Closing Date (a "Buyer Disclosure Supplement") only with respect to matters that have occurred during such period; provided, that any such Buyer Disclosure Supplement is delivered to Sellers at least 5 days prior to the Closing Date and Buyer provides to Sellers any information regarding such disclosed matters as Sellers may request and which is in Buyer's possession or known to Buyer; and provided further, that no Buyer Disclosure Supplement shall be effective with respect to Section 6.2(a).

        3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Washington. Buyer is duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a material adverse effect on Buyer. Buyer has full limited liability power and authority, and have all necessary licenses and permits (other than licenses or permits the failure of which to possess would not result in a material adverse effect on Buyer), to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

        3.2 AUTHORIZATION. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereunder and to perform their obligations hereunder, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby have been approved by Buyer's Board of Directors. The transactions contemplated hereby have been approved by any required approval of the members of Buyer. This Agreement and the Ancillary Agreements to which it is a party constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with its terms and conditions.

        3.3 NO CONFLICTS. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, (B) violate or conflict with any provision of the governing documents of Buyer, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party, other than any of the foregoing which would not in the aggregate have a material adverse effect on Buyer or adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

        3.4 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, or any third party, including a party to any agreement with Buyer, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Association Approvals that are listed in Section 3.4 of the Buyer Disclosure Letter, (ii) any applicable filings required under the HSR Act and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not in the aggregate have a material adverse effect on Buyer or adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

        3.5 BROKERS' FEES. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        3.6 FUNDING. Buyer's Chairman has delivered to Sellers an affidavit, the "Affidavit of Funding," attached hereto as Exhibit A, attesting that Buyer has, or at Closing will have, funds sufficient to pay the Cash Consideration.

        3.7 BUYER'S INFORMATION ABOUT THE BUSINESS. Walter Walker, President and General Manager of SSI ("Walker"), is an officer and member of of Buyer. Section
3.7 of the Buyer Disclosure Letter lists or describes all information about the Business provided in writing to Buyer by Walker, including but not limited to projections, forecasts, analyses, compilations, studies, documents and other information about the Business and its prospects. Buyer represents that (i) all information and knowledge about the Business in the possession of Walker (at the time of this Agreement and at all previous periods during which Walker was General Manager of SSI) may be deemed to be in the possession of Buyer and (ii) that Buyer shall have no right to indemnification pursuant to Article VII hereof, to termination pursuant to Article VIII hereof, or to any other remedy at law or equity, for any breach of Sellers' representations and warranties set forth in Article II hereof, or for any breach of the Sellers' certificate delivered to Buyer pursuant to Section 6.1 hereof, if (x) Walker had knowledge as of the date of this Agreement that the representation or warranty at issue was untrue, or (y) Walker had knowledge as of the Closing Date that the officer's certificate was untrue.

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

        With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Closing:

        4.1 OPERATION OF BUSINESSES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, Sellers agree (except to the extent that the other shall otherwise consent in writing or this Agreement shall otherwise require), to carry on the Businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such businesses, use all reasonable efforts consistent with past practice and policies to preserve intact the present business organization, keep available the services of the present officers and key employees and, except as or this Agreement shall otherwise require, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the their goodwill and ongoing businesses at the Closing. Sellers shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving it. Except as expressly contemplated by this Agreement, Sellers shall not, without the prior written consent of
Buyer:

               (a) Enter into any commitment, agreement or transaction not in the ordinary course of business other than player personnel and coaching decisions approved by Walker.

               (b) (i) Sell or enter into any license agreement with respect to Seller Intellectual Property with any person or entity or (ii) buy or enter into any license agreement with respect to the Intellectual Property of any person or entity;

               (c) Amend or otherwise modify (or agree to do so), or violate the terms of, any of the Assumed Contracts or Assumed Leases;

               (d) Commence any litigation;

               (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which relate to and are material, individually or in the aggregate, to the Businesses;

               (f) Sell, lease, license or otherwise dispose of any of (or any interest in) the Purchased Assets, except in the ordinary course of business or as specifically contemplated by Section 1.1 hereof;

               (g) Intentionally subject to any Lien, other than Permitted Liens, any of the Purchased Assets;

               (h) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

               (i) Grant any severance or termination pay to any employee of the Businesses, except payments disclosed in Section 2.12(i) of the Seller Disclosure Letter;

               (j) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of their employees;

               (k) Revalue any assets used in, held for use in, intended to be used in, necessary to or primarily relating to the Businesses, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (l) Pay, discharge or satisfy, in an amount in excess of $50,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Schedules (or the notes thereto);

               (m) Enter into any strategic alliance or joint marketing arrangement or agreement;

               (n) Hire or terminate employees (including, without limitation, any player or coaching personnel) or encourage employees to resign other than in the ordinary course of business;

               (o) Amend or otherwise modify (or agree to do so) the terms of its relationships with any of its Affiliates; or

               (p) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (o) above, or any other action that would prevent Sellers from performing or cause Sellers not to perform their covenants hereunder.

        4.2 ACCESS TO INFORMATION. Each of Sellers and Buyer will permit the other Party and its representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations. Neither such access, inspection and furnishing of information to any Party and its representatives, nor any investigation by any Party and its representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

        4.3 NOTICE OF DEVELOPMENTS. Sellers shall give prompt notice to Buyer of
(i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice. No disclosure by Sellers pursuant to this Section 4.3, however, shall be deemed to amend or supplement Seller Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant without the written consent of Buyer.

        4.4 NO SOLICITATION.

               (a) From and after the date hereof and until the earlier of the Closing or the termination of this Agreement, Sellers shall not (nor shall they permit their Representatives to) directly or indirectly take any of the following actions with any Person other than Buyer and its designees: (a) solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal, (b) provide information with respect to the Businesses or the Purchased Assets to any Person, other than Buyer, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal, (c) enter into a contract or agreement (whether oral or written) with any Person, other than Buyer, providing for an Acquisition Proposal, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal involving any Person other than by Buyer. Sellers shall, and shall cause their Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person other than Buyer relating to any Acquisition Proposal. In addition to the foregoing, if Sellers or any of their Representatives receives, prior to the Closing or the termination of this

Agreement, any offer or proposal (formal or informal) relating to any of the above, Sellers shall immediately notify Buyer thereof and provide Buyer with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep Buyer fully informed of the status and details of any such offer of proposal. Each of Sellers and Buyer acknowledge that this
Section 4.4 was a significant inducement for Buyer and Buyer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price to be paid to Sellers or (ii) a failure to induce Buyer and Buyer to enter into this Agreement.

        As used in this Section 4.4, "ACQUISITION PROPOSAL" shall mean a proposal or offer for a merger, consolidation or other business combination involving an acquisition of the Businesses or any material portion of the Purchased Assets.

        4.5 REGULATORY FILINGS.

               (a) On or before the tenth business day following the date hereof, each of Sellers and Buyer, as promptly as practicable, (i) shall make, or cause to be made, all filings and submissions under laws, rules and regulations applicable to them, or to their Affiliates, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as may be required for it to consummate the transactions contemplated hereby; (ii) shall use their commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, consents and waivers from all Persons and governmental or public authorities or bodies necessary to be obtained by them, or any Affiliates, in order for them so to consummate such transactions; (iii) shall respond to any requests for information or documentation within the time period set forth in any such request; and (iv) shall use their commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for them to fulfill their respective obligations hereunder. Sellers shall use their commercially reasonable efforts to assist Buyer in obtaining all consents required under the Assumed Contracts as a result of this Agreement and the transactions contemplated hereby.

        (b) The transfer of the Aircraft to Buyer and the interim use of the Aircraft by Buyer are subject to confirmation by the Federal Aviation Administration (the "FAA") in a form acceptable to Buyer and Sellers. Immediately upon execution of this Agreement, Sellers shall make, or cause to be made, all filings and submissions required by the FAA for authority to enter into an aircraft use agreement. If the FAA does not approve such Agreement, Buyer shall have the right but not the obligation to purchase the Aircraft, as provided in Section 1.1(b), provided however, that Seller shall not have any further obligation to Buyer regarding interim use of the Aircraft.

        4.6 ASSOCIATION APPROVALS. On or before the tenth business day following the date hereof, Buyer and Seller shall complete and file any and all necessary applications required by the NBA and WNBA to obtain the Association Approvals in connection herewith. Buyer shall pay the fees owed to the NBA relating to any applications filed with the NBA relating to the transactions contemplated by this Agreement.

        4.7 REASONABLE EFFORTS. Each of the Parties will use their reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

        4.8 NOTICES AND CONSENTS. Sellers will give any notices to third parties and will use their reasonable best efforts to obtain any third party consents that are required in connection with the matters identified in Sections 2.3 and
2.4 of Seller Disclosure Letter or otherwise required in connection with the transactions contemplated by this Agreement so as to preserve all material rights of or benefits to Sellers. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Sections 2.3 and 2.4 of Seller Disclosure Letter or as otherwise required in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                         OTHER AGREEMENTS AND COVENANTS

        5.1 CONFIDENTIALITY. Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto. This provision supercedes and replaces any and all prior confidentiality agreements between or among the Parties, or between or among any of them or their Affiliates.

        5.2 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. Sellers commit to pay, in the ordinary course of business, all debts, trade payables, taxes, and employee and other expenses related to the Businesses for all periods prior to the Closing Date.

        5.3 COLLECTION OF SELLERS' RECEIVABLES. Sellers hereby authorize Buyer to collect the amounts reflected on SCHEDULE 5.3 hereto (which amounts are estimated on such schedule) ("SELLERS' RECEIVABLES") for the account of Sellers for a period of six (6) months after the Closing Date ("COLLECTION PERIOD"). Within ten (10) business days after the end of each calendar month during the Collection Period, Buyer shall pay to Sellers all Sellers' Receivables collected by Buyer during the preceding calendar month on account of Sellers' Receivables, together with an itemized listing of each receivable collected; provided that, notwithstanding the foregoing, if any Sellers' Receivable is paid to Buyer by check, Buyer shall not be obligated to pay to Sellers any amount represented by such check until such check has been finally paid by the payor bank of such check (Buyer agrees to deposit any such check reasonably promptly upon receipt). If more than $100,000 of Sellers' Receivables remains uncollected or unpaid to Sellers at the end of the Collection Period, Sellers may extend the Collection Period for an additional six (6) months. Buyer shall use the same best efforts to collect Sellers' Receivables as it employs in its own collection efforts, but shall not be required to refer any of Sellers' Receivables to a collection agency or an attorney for collection or use any extraordinary means of collection and shall not assign, pledge or grant a security interest in Sellers' Receivables to any third party, claim a security interest or other right in and to such receivables, or compromise, settle, or adjust any account without receiving the written approval of Sellers. From time to time after applying the collection efforts required herein, Buyer may determine that a specific item cannot be collected and may render the item to Sellers for further prosecution through a collection agency or attorney. All payments received by Buyer from any person with respect to a single invoice on which such person owes payments to both Buyer and Sellers shall be applied by Buyer first to payment of the portion of such invoice which is a Sellers' Receivable. During the Collection Period, Sellers shall make no direct solicitation of payment of the Sellers' Receivables except as provided herein. All of Sellers' Receivables not collected by Buyer shall be returned to Sellers at the end of the Collection Period, and Buyer shall have no responsibility for the collection of any Sellers' Receivable after the end of the Collection Period.

        5.4 RETAINED EMPLOYEES; BENEFITS

               (a) Retained Employees.

                      (i) On the Closing Date, Sellers shall terminate the employment of all persons at that time employed by any of the Businesses whose employment is not governed by the Collective Bargaining Agreement or who are listed on SCHEDULE 5.4(a) hereto (such listed employees, the "SCHEDULED EMPLOYEES"). Sellers shall use their best efforts to cause each of the Scheduled Employees to agree to have his or her employment contract with Sellers (or any Seller) assumed by Buyer and to further agree that such contract shall not be deemed to have terminated as a result of the transaction contemplated herein. Sellers shall obtain a waiver or a similar representation from each Scheduled Employee that provides that such Scheduled Employee agrees and acknowledges that his or her contract may be assumed by Buyer. Buyer shall concurrently offer "at-will" employment to be effective as of the Closing Date to all of such persons whose employment is terminated by Sellers in accordance with the first sentence of this Section 5.4(a)(i) on terms that are substantially similar in the aggregate as those in effect prior to Closing. Each employee of the Sellers who so becomes an employee of the Buyer shall be referred to hereafter as a "Retained Employee." Retained Employees shall be eligible to participate in Buyer's benefit programs to the extent consistent with Buyer's standard human resource policies in effect from time to time. Buyer will grant full credit under such programs for prior service with the Sellers for purposes of eligibility, vesting, and benefit accrual; provided, however, (A) Buyer receives adequate records from Sellers reflecting Retained Employees' service; and,
(B)such service crediting shall be consistent with Seller's policies, the applicable plan or program, and the providers and carriers of each such program agree to credit such service upon request of Buyer; and (C) no such service crediting for any purpose shall result in duplicate benefits or funding.

                      (ii) On the Closing Date, Sellers shall pay to such terminated employees all amounts owing to them in connection with their employment by Seller, whether or not then due, including but not limited to, accrued wages, salaries, vacation pay and expense reimbursement, and shall pay to the appropriate taxing authorities on or before the date due any amounts required to be deposited with respect to such payments to such terminated employees.

                      (iii) Written contracts between any of the Sellers and each Team player governing the Seller's employment of each Team player as a player on such Team shall be included in the Assumed Contracts.

               (b) 401(k) Plan Distribution. Sellers agree and acknowledge that the consummation of the transactions contemplated by this Agreement will result in, and constitute, a distributable event pursuant to Code Section 401(k)(10)(A)(ii) (the "Distributable Event") for all Employees of Sellers who are participants in any tax-qualified plan that has a 401(k) component maintained by Sellers prior to the Closing Date and, accordingly, Sellers shall provide Buyer, in a form reasonably acceptable to Buyer, evidence that Sellers recognize the Distributable Event. Sellers further agree that on or prior to the Closing Date, all of the accounts in Sellers' tax-qualified plan(s) of all Employees who cease to be employees of Sellers as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement shall be fully vested.

               (c) COBRA Obligations. Sellers agree and acknowledge that the selling group (as defined in Proposed Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which they are a part (the "Selling Group") will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Sellers and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to those individuals who are M&A qualified beneficiaries (as defined in Proposed Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the "M&A Qualified Beneficiaries"). Sellers shall indemnify, defend and hold harmless Buyer for, from and against any and all claims, liabilities, losses, costs, and expenses (including attorneys' fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries. Sellers further agree and acknowledge that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Proposed Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Sellers shall provide Buyer with
(i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries.

               (d) Pension Plan Withdrawal Liability. Sellers agree and acknowledge, pursuant to ERISA Section 4204(a)(1)(C), that if Buyer withdraws from the National Basketball Association Players' Pension Plan and/or the National Basketball Association Pension Plan for Coaches,

Assistant Coaches and Trainers (collectively, the "NBA Plans") in a complete withdrawal, or partial withdrawal with respect to operations of the Businesses, during the five (5) plan year period commencing with the first plan year beginning after the Closing Date (such five (5) plan year period to be determined separately with respect to each of the NBA Plans), then Sellers shall be secondarily liable for any withdrawal liability that they would have had to the NBA Plans with respect to the operations of the Businesses (but for ERISA
Section 4204) if the liability of the Buyer with respect to the NBA Plans is not fully paid. Sellers further agree and acknowledge that they shall be solely liable for, and shall indemnify, defend and hold harmless Buyer for, from and against, any and all claims, liabilities, losses, costs and expenses (including attorneys' fees) relating to, arising out of, or resulting from the dissolution of the remainder of Sellers' operations such that additional requirements with respect to withdrawal liability under the NBA Plans are imposed by the NBA and/or the NBA Plans on Buyer and/or Sellers.

               (e) Sellers agree that, except as specifically provided otherwise in this Agreement, they shall indemnify, defend and hold harmless Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorneys' fees) relating to or arising out of, or in connection with, any employee benefit plan, program, policy, practice or arrangement (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) established, sponsored, maintained, administered, contributed to or required to be contributed to at any time by any of the Sellers or Affiliates.

        5.5 NONCOMPETITION. For a period ending upon the fifth anniversary of the Closing Date (the "Restricted Period"), neither Sellers nor any of their Affiliates shall (a) engage, directly or indirectly in the Businesses anywhere in the world or directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person or entity that competes with Buyer or its Affiliates with respect to the Businesses; or (b) solicit, attempt to solicit, induce or otherwise cause any employee of Buyer or any of Buyer's Affiliates to terminate his or her employment with Buyer or any of Buyer's Affiliates; provided, however, that, for the purposes of this Section 5.5, ownership of securities having no more than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of the Section 5.5 so long as the person owning such securities has no other connection or relationship with such competitor.

        5.6 EXTENSION. The Restricted Period shall be extended by the length of any period during which any of the Sellers are in breach of the terms of this
Article V.

        5.7 INJUNCTIVE RELIEF. Sellers agree that money damages would not be sufficient remedy for any breach of this Article V and that any such breach would cause Buyer and its Affiliates irreparable harm. Accordingly, Sellers agree that Buyer and its Affiliates shall be entitled to specific performance, injunctive relief or other equitable remedy, without the requirement of posting a bond with respect to an actual or threatened breach of this Article V. Such remedy shall not be deemed to be the exclusive remedy for other breach of this Article V but shall be in addition to all other remedies available at law or equity.

        5.8 LIMITATIONS. In the event that the covenants set forth in this
Article V are more restrictive than permitted by the laws of the jurisdiction in which Buyer or its Affiliates seeks enforcement thereof, each of such covenants shall be deemed limited to the extent permitted by such laws.

        5.9 REASONABLE COOPERATION OF SELLER. Sellers shall cooperate with Buyer to the extent reasonable with Buyer's efforts to obtain any required approvals or consents from the Associations; provided, however, that this Section 5.9 shall not obligate Sellers to incur any additional expense or liability.

        5.10 PRACTICE FACILITY SIGNATURE. Sellers agree to, as soon as practicable, at Seller's sole expense, make any modifications to (or, if necessary, replace) the signage at or relating to the Practice Facility necessary to cause such signage to be in full compliance with any applicable municipal rules, regulations and restrictions. "Practice Facility" means the facility used by the Terms which is the subject of the Ground Lease Agreement, dated March 10, 1994, between the City of Seattle and SSI Sports, Inc.

                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

        6.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer, but only in a writing signed by Buyer):

               (a) Representations and Warranties. The representations and warranties of Sellers set forth in Article II that are qualified as to materiality or material adverse effect, or in Sections 2.1 or 2.2 shall be true and correct, and those that are not so qualified shall be true and correct, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date), in each case without regard to any Seller Disclosure Supplement.

               (b) Covenants. Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing.

               (c) No Actions. No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) result in a material adverse effect to the Businesses or the Purchased Assets.

               (d) No Material Adverse Effect. From the date of the Most Recent Balance Sheet, there shall not have been any event or development which has resulted in, or which could reasonably be likely to result in the future in, a material adverse effect on the Businesses or the Purchased Assets.

               (e) Certificates. An officer of each Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a) to 6.1(d) (inclusive) is satisfied in all respects.

               (f) Required Consents. Buyer shall have been furnished with evidence satisfactory to it that Sellers has obtained all required consents, approvals and waivers as set forth in SCHEDULE 6.1(f) attached hereto.

               (g) Sublease. Buyer shall have obtained all required consents, approvals, and waivers for the sublease of properties at 351 Elliot Ave. W, Seattle, WA 98119 currently used by Full House Sports & Entertainment Group Division of Ackerley and Buyer, Sellers and the original landlord of such properties shall have executed the sublease agreement in the form attached hereto as EXHIBIT E.

               (h) Governmental Authorizations. The Parties shall have received all authorizations, consents and approvals of Governmental Bodies set forth in
Section 2.4 of the Seller Disclosure Letter.

               (i) Termination of HSR Waiting Period. The waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any shall have expired or been terminated.

               (j) Non-Competition Agreements. Sellers and the Persons listed on EXHIBIT B-2 shall each have executed and delivered to Buyer a Non-Competition Agreement in substantially the form attached hereto as EXHIBIT B-1 and such Non-Competition Agreements shall be in full force and effect.

               (k) Legal Opinion. Buyer shall have received from Graham & Dunn, counsel to Seller, an opinion in the form attached hereto as EXHIBIT C, addressed to Buyer, and dated as of the Closing Date.

               (l) Association Approvals. Buyer and Sellers shall have received any and all required Association Approvals.

               (m) Multiemployer Plans. Sellers shall have provided a guarantee of any unfunded amount under any Multiemployer Plan, in the form and amount as may be required by the administrator of one or both of the NBA Plans.

               (n) Transition Services Agreement. Buyer and Sellers shall have executed a Transition Services Agreement, attached hereto as EXHIBIT D.

               (o) Aircraft Purchase Agreement. If Buyer has not made the Aircraft Exclusion Election (as defined in Section 1.1(b)), Buyer and Sellers shall have executed an Aircraft Purchase Agreement in the form agreed upon by Buyer and Sellers (the "AIRCRAFT PURCHASE AGREEMENT").

               (p) Aircraft Transition Lease. Buyer and Sellers shall have executed a transition lease for the Aircraft in the form agreed upon by Buyer and Sellers giving Buyer the right to use the Aircraft until such time as closing shall have occurred under the Aircraft Purchase Agreement.

               (q) Amended KJR Agreement. Buyer and Sellers shall have executed an amendment to the Exclusive Radio Broadcast Clearance and Carriage Agreement, between KJR(AM) and Full House Sports and Entertainment providing that the term of such agreement shall end five (5) years from the end of the 2000-2001 basketball season.

               (r) Sellers and their affiliates shall have executed an agreement reasonably satisfactory to Buyer terminating Seller's and such affiliates rights to use Suite 38 in the Key Arena.

               (s) Release of Liens. Sellers shall have caused all Liens in the Purchased Assets, including without limitation the Liens listed in SCHEDULE 6.1(s) hereto, to be released or terminated and shall have delivered to Buyer evidence reasonably satisfactory to Buyer of such release or termination.

               (t) Intellectual Property Maintenance Schedule. Sellers shall have delivered to Buyer a list of all actions that must be taken by the Buyer within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

        6.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Sellers, but only in a writing signed by Sellers):

               (a) Representations and Warranties. The representations and warranties of Buyer and Buyer set forth in Article III that are qualified as to materiality or material adverse effect, or in Sections 3.1, 3.2 or 3.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date), in each case without regard to any Buyer Disclosure Supplement.

               (b) Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

               (c) No Material Adverse Effect. Since the date hereof, there shall not have been any event or development which has resulted in a material adverse effect on Buyer nor shall there have occurred any event or development which could reasonably be likely to result in the future in a material adverse effect on Buyer.

               (d) Certificate. The Chairman of Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 6.2(a), 6.2(b) and 6.3(c) is satisfied in all respects.

               (e) Termination of HSR Waiting Period. The waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any, shall have expired or been terminated.

               (f) Association Approvals. Sellers and Buyer shall have received any and all required Association Approvals.

               (g) Transition Services Agreement. Sellers and Buyer shall have executed a Transition Services Agreement, attached hereto as EXHIBIT D.

               (h) Aircraft Purchase Agreement. Sellers and Buyer shall have executed an Aircraft Purchase Agreement in the form agreed upon by Buyer and Sellers (the "AIRCRAFT PURCHASE AGREEMENT").

               (i) Aircraft Transition Lease. Sellers and Buyer shall have executed a transition lease for the Aircraft in the form agreed upon by Buyer and Sellers giving Buyer the right to use the Aircraft until such time as closing shall have occurred under the Aircraft Purchase Agreement.

               (j) Multiemployer Plans. Buyer shall have provided a letter of credit with respect to unfunded amounts under any Multiemployer Plans in the form and amount as shall be required by the administrator of one or both of the NBA Plans.

                                   ARTICLE VII

                                 INDEMNIFICATION

        7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties set forth in this Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter or in any certificate or instrument delivered pursuant to this Agreement, shall survive the Closing for a period ending on the one (1) year anniversary of the Closing, except for those set forth in Section 2.9 relating to Taxes and those set forth in Section 2.19 relating to Employee Matters and Benefit Plans which shall survive for the applicable statutory period of limitations plus 30 days. The covenants and other agreements set forth in this Agreement shall terminate at the Closing, except for covenants and other agreements which by their terms contemplate or require performance following the Closing and for obligations that are not due and payable at Closing, each of which shall survive without limitation until complete performance of the terms thereof.

        7.2 INDEMNIFICATION BY SELLER.

               (a) Indemnity.

                      (i) Sellers agree, jointly and severally, to indemnify and hold harmless Buyer and its Representatives and Affiliates (collectively, the "BUYER INDEMNIFIED PERSONS") from against all claims, losses, liabilities, damages, deficiencies, costs, expenses (including reasonable attorneys' fees and expenses of investigation) (hereinafter individually a "LOSS" and collectively "LOSSES" ) arising out of, or resulting from, or incurred with respect to, (A) any breach or inaccuracy of a representation or warranty of Sellers contained in this Agreement, the Seller Disclosure Letter (as supplemented by any Seller Disclosure Supplement) or any certificate or instrument delivered pursuant to this Agreement, (B) any failure by Sellers to perform or comply with any covenant contained in this Agreement, or (C) any Excluded Liabilities. Buyer and Sellers each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate Purchase Price; provided, however, that Buyer shall not be entitled to claim a Loss to the extent Buyer has received insurance proceeds with respect to such Loss.

                      (ii) Sellers shall not have any liability or obligation to indemnify any Buyer Indemnified Person for any Losses unless and until Officer's Certificates (as hereinafter defined) shall have been delivered with respect to Losses which equal or exceed $100,000 in the aggregate for all Losses (the "BASKET AMOUNT"). Once the Basket Amount has been reached, all subsequent Losses (including the first $100,000) are recoverable up to a maximum of $20,000,000 (the "Seller Cap") Notwithstanding the foregoing, Buyer shall be entitled to indemnification without regard to the Basket Amount with respect to any Losses with respect to Excluded Liabilities and such Losses shall not be included in the calculation of the Basket Amount and shall not be limited by the Seller Cap and such right to indemnification shall not be limited by section 7.1.

                      (iii) Notwithstanding the foregoing or anything to the contrary set forth herein, nothing in this Agreement shall limit the liability
(i) of Sellers for any breach of any representation, warranty or covenant contained herein if the Closing shall not occur, to the extent that such breach (or breaches), individually or in the aggregate, amount to a failure to fulfill a condition of closing pursuant to Section 6.1 hereof, or (ii) of Sellers for any Losses arising out of fraud or intentional misrepresentation by any Seller.

        7.3 INDEMNIFICATION BY BUYER.

               (a) Indemnity. Subject to the limitations set forth in this
Section 7.3, Buyer shall indemnify and hold harmless, jointly and severally, Sellers and any successors thereto ("SELLER INDEMNIFIED PERSONS") from and against any and all Losses arising out of, or resulting from, or incurred with respect to, (i) any breach of any of the representations, warranties, covenants and agreements given or made by Buyer in this Agreement, the Buyer Disclosure Letter (as supplemented by any Buyer Disclosure Supplements) or any certificate or instrument delivered pursuant to this Agreement, and (ii) any and all Assumed Obligations.

               (b) Limitation on Indemnification by Buyer. Notwithstanding anything to the contrary contained in this Agreement, no Seller Indemnified Person shall be entitled to indemnification from Buyer or Buyer hereunder, and Buyer shall not be required to indemnify any Seller Indemnified Person hereunder, for any Losses unless and until the total of all such Losses exceeds $100,000 in the aggregate (at which time, Seller Indemnified Persons shall be entitled to indemnification for all Losses) or for total losses in excess of $20,000,000; provided, however, that these limitations on liability shall not apply to the indemnities set forth in Section 7.3(a)(ii).

        7.4 INDEMNIFICATION PROCEDURES.

               (a) The parties seeking indemnification under this Article VII (the "Indemnified Parties") shall give notice to the parties from whom indemnification is sought (the "Indemnifying Parties") of any claim, whether solely between the parties or brought by a third party (a "Third Party Claim"), specifying (i) the factual basis for the claim, and (ii) the amount of the claim. If the claim relates to a Third Party Claim, notice shall be given by the Indemnified Parties promptly after written notice of the action, suit, or proceeding was given to the Indemnified Parties. In all other circumstances, notice shall be given by the Indemnified Parties promptly after they become aware of the facts giving rise to the claim. Notwithstanding the foregoing, the Indemnified Parties' failure to give the Indemnifying Parties timely notice shall not preclude the Indemnified Parties from seeking indemnification from the Indemnifying Parties except to the extent that Indemnified Parties' failure has materially prejudiced the Indemnifying Parties' ability to defend the claim or litigation.

               (b) With respect to claims between the parties, following receipt of notice from the Indemnified Parties of a claim, the Indemnifying Parties shall have thirty (30) business days to make any investigation of the claim that the Indemnifying Parties deem necessary or desirable. For the purposes of this investigation, the Indemnified Parties agree to make available to the Indemnifying Parties and/or their authorized representatives the information relied upon by the Indemnified Parties to substantiate the claim. If the Indemnified Parties and the Indemnifying Parties cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Indemnified Parties may seek appropriate resolution pursuant to Section 9.12 hereof.

               (c) The Indemnifying Parties shall have the right to conduct and control, through counsel of their choosing, the defense, compromise or settlement of any Third Party Claim against any Indemnified Parties as to which indemnification will be sought by such Indemnified Parties from any Indemnifying Parties hereunder, and in any such case the Indemnified Parties shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Parties in connection therewith; provided, that (i) the Indemnified Parties may participate, through counsel chosen by them and at their own expense, in the defense of any such Third Party Claim as to which the Indemnifying Parties have so elected to conduct and control the defense thereof; (b) the Indemnifying Parties shall pay for the fees and expenses of such Indemnified Parties' counsel to the extent that such Indemnified Parties have been advised by counsel that there is a reasonable likelihood of conflict of interest between the Indemnified Parties and the

Indemnifying Parties; (c) the Indemnifying Parties shall not have the right to settle any Third Party Claim without the consent of the Indemnified Parties unless such settlement (A) releases the Indemnified Parties from all past and future liability concerning the subject matter of the action and (ii) has no adverse effect on the business or assets of the Indemnified Parties; and (d) the Indemnifying Parties shall have no right to conduct or control any defense of a claim brought by a Governmental Body without the consent of the Indemnified Party. So long as the Indemnifying Parties are defending in good faith any Third Party Claim as to which indemnification has been sought hereunder, the Indemnified Parties shall not settle or compromise such Third Party Claim. Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearing, trials or appeals, as may be reasonably requested in connection therewith.

               (d) If any Indemnified Party receives any payment from an Indemnifying Party in respect of any indemnifiable Losses pursuant to Section
7.2 or 7.3 and the Indemnified Party could have recovered all or part of such Losses from a third party (a "POTENTIAL CONTRIBUTOR") based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

                                  ARTICLE VIII

                                   TERMINATION

        8.1 TERMINATION OF THE AGREEMENT. The Parties may terminate this Agreement as provided below:

               (a) Buyer and Sellers may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

               (b) Buyer or Sellers may terminate this Agreement by written notice if: (i) the Closing has not occurred by March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

               (c) Buyer may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body, which would

(i) prohibit Buyer's ownership or operation of all or a portion of the Businesses or the Purchased Assets or (ii) compel Buyer to dispose of or hold separate all or a portion of the Businesses or Purchased Assets as a result of the transactions contemplated by this Agreement;

               (d) Buyer may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Sellers and such breach has not been cured within thirty (30) calendar days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

               (e) Sellers may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within thirty (30) calendar days after written notice to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

               (f) Buyer may terminate this Agreement by written notice if an event having a material adverse effect on Sellers or on the Purchased Assets shall have occurred after the date of this Agreement.

        8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that each Party shall remain liable for any willful breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Section 5.1 (confidentiality) and Section 9 (miscellaneous) shall survive termination.

                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Sellers may correspond with third parties in writings in form and substance reasonably satisfactory to Buyer with respect to obtaining consents from such parties pursuant to Sections 4.8 and 6.1(f). In furtherance of the foregoing sentence, the Parties agree and acknowledge that Buyer will issue a press release following the execution and delivery of this Agreement by the Parties, which Buyer shall provide to Sellers in advance with an opportunity to comment thereon. Buyer shall accept any reasonable comment of Sellers specifically related to Sellers.

        9.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

        9.3 ENTIRE AGREEMENTS AND MODIFICATION. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by all Parties.

        9.4 AMENDMENT. At any time prior to the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. At any time after the Closing, this Agreement may be amended by Buyer and Sellers or any successor thereto by execution of an instrument in writing.

        9.5 WAIVERS. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        9.6 SPECIFIC PERFORMANCE. The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder. In any such action specifically to enforce a provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

        9.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that so long as Buyer or Sellers remains liable for all of their respective obligations under this Agreement, Buyer or Sellers may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

        9.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        9.9 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.10 NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered first class mail, postage prepaid, return receipt requested, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by certified or registered first class mail, postage prepaid, return receipt requested and shall be addressed to the intended recipient as set forth below:

        If to Buyer:

           The Basketball Club of Seattle, LLC
           351 Elliott Avenue
           Seattle, Washington
           Attention:  Howard Schultz
           Facsimile:

        Copies to:

           Wilson Sonsini Goodrich & Rosati, Professional Corporation 5300 Carillon Point
           Kirkland, Washington  98033
           Attention:   Scott Greenburg, Esq.
           Facsimile:   (425) 576-5899

        And

           Perkins Coie LLP
           1201 Third Ave., Suite 4800
           Seattle, WA 98101
           Attention:   Stewart Landefeld, Esq.
           Facsimile:   (206) 583-8500

        If to Sellers:

           The Ackerley Group, Inc.
           1301 Fifth Avenue, Suite 4000
           Seattle, Washington  98101
           Attention:  Christopher H. Ackerley
           Facsimile:  (206) 674-2815

        Copy to:

           Rubin, Winston, Diercks, Harris & Cooke, L.L.P.
           1155 Connecticut Avenue NW, Sixth Floor
           Washington, D.C.  20036
           Attention:   Eric M. Rubin, Esq.
           Facsimile:  (202) 429-0657

        Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

        9.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

        9.12 ARBITRATION. From and after the Closing, any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in King County, Washington in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association conducted by one arbitrator mutually agreeable to the parties to such dispute. In the event that within forty-five (45) days after submission of any dispute to arbitration, the Parties cannot mutually agree on one arbitrator, the parties to the dispute shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator and the dispute shall be resolved by the panel of three arbitrators. The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) days and establish procedures designed to limit the cost and time for discovery while allowing the parties to the dispute an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the Parties to this Agreement.

Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Each Party to any arbitration pursuant to this Section 9.12 shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by the parties to the dispute. Nothing contained in this Section shall limit the Parties' rights to injunctive relief or to specific performance.

        9.13 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        9.14 EXPENSES. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        9.15 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The work "including" shall mean including without limitation.

        9.16 SELLER DISCLOSURE LETTER.

               (a) All disclosures in the Seller Disclosure Letter are made generally, and none of such disclosures relates to any particular Section of
Article II. All disclosures in the Buyer Disclosure Letter are made generally, and none of such disclosures relates to any particular Section of Article III. Accordingly, any numbering or references in the Seller Disclosure Letter and the Buyer Disclosure Letter are for convenience only and do not in any way limit, and shall not be regarded as limiting, the disclosure concerning such numbered or referred to Sections.

               (b) In the event of any inconsistency between the statements in the body of this Agreement and those in Seller Disclosure Letter (other than an exception expressly set forth as such in Seller Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

               (c) Statements contained within the Seller Disclosure Letter shall be deemed to be representations and warranties under this Agreement, including, without limitation, Article VII.

        9.17 ATTORNEYS' FEES. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

        9.18 FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        9.19 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

BUYER:                                  THE BASKETBALL CLUB OF SEATTLE, LLC


                                        By:
                                           ------------------------------------
                                        Name: Howard Schultz
                                             ----------------------------------
                                        Title:   Chairman of the Board
                                              ---------------------------------

                                        By:
                                           ------------------------------------
                                        Name: Walter F. Walker
                                             ----------------------------------
                                        Title:   Chief Executive Officer
                                              ---------------------------------

SELLERS:



THE ACKERLEY GROUP, INC.                ACKERLEY MEDIA GROUP, INC.

By:                                     By:
   ---------------------------------       ------------------------------------
Name:                                   Name:
     -------------------------------         ----------------------------------
Title:                                  Title:
      ------------------------------          ---------------------------------



SSI, INC.                               T.C. AVIATION, INC.

By:                                     By:
   ---------------------------------       ------------------------------------
Name:                                   Name:
     -------------------------------         ----------------------------------
Title:                                  Title:
      ------------------------------          ---------------------------------